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SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): July 18, 2007

CPI AEROSTRUCTURES, INC.

(Exact Name of Registrant as Specified in Charter)

New York

(State or Other Jurisdiction of Incorporation)

1-11398 (Commission File Number)	11-2520310 (IRS Employer Identification No.)

60 Heartland Blvd., Edgewood, New York (Address of Principal Executive Offices)	11717 (Zip Code)

(631) 586-5200
Registrant’s telephone number, including area code

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 —  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e) On July 18, 2007, the Company entered into an amended and restated employment agreement with Edward J. Fred, which agreement would have expired on December 31, 2007. Pursuant to the amended agreement, Mr. Fred will continue to be employed as the Company’s President and Chief Executive Officer until December 31, 2010. Mr. Fred’s employment agreement provides that he will receive a base salary of (i) $283,150 from July 18, 2007 until December 31, 2007; (ii) $300,000 from January 1, 2008 until December 31, 2008; (iii) $318,000 from January 1, 2009 until December 31, 2009; and (iii) $337,000 from January 1, 2010 to December 31, 2010. For the years ending December 31, 2007, 2008, 2009 and 2010, Mr. Fred is eligible to receive an annual bonus based on changes in the Company’s revenues and earnings before interest, taxes, depreciation and amortization (“EBITDA”) from the prior year. 25% of the bonus amount is determined by revenues and 75% by EBITDA. The manner in which the bonus is calculated has not changed from Mr. Fred’s prior employment agreement, as amended. The employment agreement also provides that Mr. Fred will not compete with the Company during the employment term and for a period of two years from the date of his termination.

Item 9.01 — Financial Statements and Exhibits

(d) Exhibits

10.26	Amended and Restated Employment Agreement between the Company and Edward J. Fred, dated as of July 18, 2007

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: July 20, 2007	CPI AEROSTRUCTURES, INC.

	By:	/s/ Edward J. Fred
Edward J. Fred Chief Executive Officer